Exhibit 4.25

English Translation of Chinese Original

Equity Transfer Agreement
For the Transfer of the Equity in PetroChina Fuel Oil Company Limited
By and between
PetroChina Company Limited
and
China National United Oil Corporation

Equity Transfer Agreement

This Equity Transfer Agreement (this “Agreement”) is entered into this 26th day of November 2010 in Beijing by and between the following parties:

Transferor:

China National United Oil Corporation (“United Oil”)

Business License No.: 110000009716574

Registered Address: 27 Chengfang Street, Xicheng District, Beijing

Legal Representative: LI Xinhua

Transferee:

PetroChina Company Limited

Business License No.: 1000001003252

Registered Address: World Tower, 16 Andelu, Dongcheng District, Beijing

Legal Representative: JIANG Jiemin

Whereas,

(i) United Oil is a limited liability company duly established and validly existing under the laws of the PRC and legally owns 4.356% equity interest in PetroChina Fuel Oil Company Limited (“Fuel Oil”);

(ii) Subject to the conditions and terms of this Agreement, the Transferor desire to transfer to the Transferee, and the Transferee desires to purchase from the Transferor, all the 4.356% equity interest in Fuel Oil.

NOW, THEREFORE, in accordance with the Company Law of the People’s Republic of China, the Contract Law of the People’s Republic of China, and other applicable laws and regulations, the Transferor and the Transferee, after friendly negotiations, hereby reach agreement as follows with respect to the transfer of the Subject Interest (as defined below) for mutual observance:

Article 1  Definitions

“Transferor ‘”	shall mean China National United Oil Corporation, holding 4.356% equity interest in Fuel Oil.

“Target Company”	shall mean PetroChina Fuel Oil Company Limited.

“Subject Interest”	shall mean the target of the Transfer as further set forth in Article 2 hereof.

“Transfer”	shall mean the transfer of the Subject Interest from the Transferor to the Transferee.

“Appraisal Report”	shall mean the Assets Appraisal Report (Jing Du Zhong Xin Ping Bao Zi(2010) No. 072) with respect to the assets and liabilities of the Subject Interest as of the Reference Date for the purpose of the Transfer.

“Reference Date”	shall mean October 31, 2010.

“Transition Period”	shall mean the period from the Reference Date up to and including the Closing Date.

“Supplemental Audit”	shall mean a special audit conducted by an auditor engaged by the parties hereto on the changes in the value of the Subject Interest from the Reference Date to the reference date of the Supplemental Audit for the purpose of determining any gain or loss occurred during the Transition Period.

“Closing”	shall mean the delivery of the Subject Interest in accordance with Article 5 hereof.

“Closing Date”	shall mean the date on which the Closing shall occur as agreed by and among the parties hereto after the satisfaction of all the conditions precedent to the Closing set forth in Article 4 hereof.

“SASAC”	shall mean the State-owned Asset Supervision and Administration Commission of the State Council.

“PRC” or “China”	shall mean the People’s Republic of China, but for purposes of this Agreement, excluding Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan.

Article 2  Subject Interest

The Subject Interest shall refer to the 4.356% equity interest in United Oil owned by the Transferor, i.e., United Oil.

Article 3  Consideration for Transfer of Subject Interest

The parties hereto agree and acknowledge that the consideration for the Transfer of the Subject Interest shall be RMB 39,224.8, as determined by reference to the asset appraisal results set forth in the Appraisal Report prepared as of the Reference Date. However, such consideration will be adjusted by reference to the final appraised value filed with SASAC.

Article 4  Conditions Precedent to Closing of the Transfer

4.1 The Closing hereunder shall occur on the Closing Date agreed between the parties hereto following the satisfaction of all the conditions precedent to the Closing:

(1) This Agreement has been duly signed by the legal representatives of the Transferor and the Transferee or their respective authorized representative;

(2) All necessary consents or approvals in connection with this Agreement and the Subject Interest have been obtained, including without limitation:

(A) the Transferor has obtained approval from its respective internal governing bodies in respect of the Transfer;

(B) the Transferee has obtained approval from its respective internal authorities in respect of the Transfer;

(C) the Transfer has been approved by the shareholders of the Target Company;

(D) creditors and any other relevant third parties have given the Transferor all the necessary consents in respect of the delivery of the Subject Interest;

(E) the Appraisal Report, being the pricing basis of the Transfer, has been confirmed by the Transferor and the Transferee and filed with SASAC or its authorized local branches; and

(F) the Transfer, to take place by way of transfer by agreement, has been approved by SASAC or its authorized local branches.

(3) all the representations, warranties and covenants made by the parties hereto in this Agreement shall remain true and accurate as at the Closing Date.

4.2 The parties hereto shall make efforts to cooperate with each other friendly to ensure that all the conditions precedent set forth above will be satisfied as soon as practicable and shall make all reasonable efforts to cause the Transfer to be completed by June 30, 2011.

Article 5  Delivery of the Subject Interest

5.1 The Transferor shall, within a reasonable period, actively procure the fulfillment of all the Closing conditions set forth in Article 4, give a notice to the Transferee in writing requesting Closing to be conducted and shall furnish copies of the documents/proof evidencing fulfillment of the Closing conditions and the proposed Closing Date.

5.2 If the Transferee determines that all the Closing conditions have been fulfilled, it shall, within five (5) business days following receipt of the notice referred to in Article 5.1, issue a letter to the Transferor in writing indicating its agreement to the Closing as well as the Closing Date proposed by the Transferor.

5.3 At the Closing Date, the Transferee shall pay the consideration to the Transferor in full to the bank account designated by the Transferorin a lump sum.

5.4 At the Closing Date, the Transferor shall deliver to the Transferee the investment certificate issued by the Target Company or the amended shareholder register, and shall cause and assist the Target Company to carry out the registration of changes to the Subject Interest with the competent administration for industry and commerce.

5.5 At the Closing Date, the Transferor shall deliver to the Transferee or the Target Company, all the materials relating to the Target Company in their possession, including without limitation, asset lists, financial statements, and files relating to the Target Company.

5.6 As from the Closing Date, the Transferee shall obtain the Subject Interest, together with all the interest accrued thereon in accordance with applicable PRC laws, and enjoy and assume the corresponding rights and obligations under applicable laws and regulations and articles of association of the Target Company.

Article 6  Gain/Loss Arising in the Transition Period

The parties hereto agree and acknowledge that subject to the terms and conditions hereunder any gain/loss arising in the Transition Period shall be enjoyed and assumed by the Transferor. Subject to the terms and conditions of this Agreement, any gain/loss of the Target Company arising in the Transition Period shall be enjoyed or borne by the Transferor. The parties hereto agree that in the event of a loss during such period the Transferee shall reduce the consideration by an amount equal to such loss, and on the contrary in the event of a profit during such period, the Transferee shall increase the consideration by an amount equal to such loss. The actual amount of gain/loss shall be determined by the parties hereto by reference to the results of the Supplemental Audit.

Article 7  Representations, Warranties and Covenants of the Transferor

7.1 The Transferor is a limited liability company duly established and validly existing under the laws of the PRC. The Transferor legally owns the Subject Interest and has the right to transfer the Subject Interest to the Transferee in accordance with this Agreement.

7.2 The Transferor warrants that it has not, whether directly or indirectly, created any pledge, third party interest or any other restriction of right on the Subject Interest.

7.3 The execution and performance of this Agreement by the Transferordo not violate any contracts or agreements to which the Transferor is legally bound by.

7.4 The execution and performance of this Agreement by the Transferor does not violate any applicable laws or regulations, or the articles of association or other constitutional documents of the Transferor.

7.5 The Transferor undertakes to make efforts to cooperate, and cause the Target Company to cooperate with the Transferee in the completion of any and all legal or administrative procedures in connection with the Transfer hereunder, including without limitation, industrial and commercial registration of the relevant changes.

7.6 The Transferor hereby makes the following representations, warranties and covenants to the Transferee with respect to the Target Company:

(1) The Target Company is duly established and validly existing as an independent legal person under the laws of the PRC;

(2) The Target Company is not in violation of any currently effective PRC laws, regulations or rules, and has duly completed the procedures for the registration, annual review or annual audit of all the relevant permits, licenses and approvals as required by competent governmental authorities, including without limitation, competent industrial and commercial administrative authorities, tax authorities, and customs authorities, and has obtained all the qualifications for the conduct of its business;

(3) Except as disclosed to the Transferee, the Target Company has the legal ownership and use right to its assets as evidenced by all the necessary certificates and instruments without any flaw, free from any security interest or any other encumbrance or third party interest;

(4) The Target Company does not have any material litigations, claims, arbitration, administrative proceedings or other legal proceedings, whether pending or threatening, or any contingent liabilities in any other form. The Target Company has paid in full all the taxes due and payable or prior to the date hereof, and shall guarantee that it shall pay in full all the taxes due and payable from the date hereof to the Closing Date;

(5) From the date hereof to the Closing Date, the Target Company shall not declare or pay in any form any dividends, bonuses or distributions to any of its shareholders or any other person;

(6) All the financial and operational information relating to the Target Company furnished by the Transferor and the Target Company are true, accurate and complete; and

(7) The Transferor has fully paid up the capital contribution to the Target Company subscribed for by it.

Article 8  Representations, Warranties and Covenants of the Transferee

8.1 The Transferee is a company limited by shares duly established and validly existing under the laws of the PRC.

8.2 The execution and performance of this Agreement by the Transferee do not violate any contracts or agreements by which the Transferee is legally bound.

8.3 The execution and performance of this Agreement by the Transferee do not violate any applicable laws or regulations, or the articles of association or other constitutional documents of the Transferee.

Article 9  Obligations of the Transferor

9.1 The Transferor shall apply to SASAC for its approval to the Transfer of the Subject Interest by way of transfer by agreement and arrange for the appraisal results to be filed with SASAC.

9.2 The Transferor shall cause the Target Company to carry out the industrial and commercial registration of the amendments to the shareholder register and articles of association of the Target Company.

Article 10  Obligations of the Transferee

10.1 The Transferee shall assist the Transferor to complete all the applications for, filings of and industrial and commercial registration of changes in connection with the Transfer.

10.2 The Transferee shall pay the consideration for the Transfer to the Transferor on a timely basis in accordance with relevant provisions hereof.

Article 11  Taxes

The taxes and charges incurred in connection with the Transfer shall be assumed by the parties hereto in accordance with the applicable laws and regulations.

Article 12  Default Liabilities

12.1 After this Agreement takes effect, if any party hereto fails to fulfill any of its other obligations hereunder in accordance with the terms hereof, or any representations or warranties contained herein made by such party hereto is false, such party shall be deemed to be in default. The defaulting party shall indemnify the non-defaulting party against any and all losses suffered by the non-defaulting party as a result of the above default.

12.2 After this Agreement takes effect, if the Transferor fails to transfer any Subject Interest in accordance with the terms hereof, the Transferee shall have the right to terminate this Agreement. In addition, the Transferor shall be liable for indemnifying the Transferee against any expenses and losses actually incurred by the Transferee as a result of the above failure, including without limitation, any and all related expenses incurred in connection with the Transferee’s purchase of the Subject Interest.

Article 13  Confidentiality

All the parties hereto shall treat any and all details regarding this Agreement and the Transfer of the Subject Interest, the relationship among the parties hereto and the documents furnished to each other hereunder as confidential information (the “Confidential Information”). Without prior written consent of the other party, any party hereto may not disclose the Confidential Information to any person other than the parties hereto, except for any disclosure to relevant advisors or regulatory bodies or as required by the listing rules of the jurisdiction in which it is listed.

This Article shall survive the expiration or any termination of this Agreement for any reason.

Article 14  Effectiveness, Amendments, Rescission, Termination and Assignment

14.1 Effectiveness

This Agreement has been executed by the authorized representatives of the parties hereto on the date first written above and shall officially come into effect upon the satisfaction of all the following conditions:

(1) this Agreement has been authorized/approved by the competent internal governing bodies of the Transferor and the Transferee; and

(2) the Transfer by way of transfer by agreement as contemplated hereunder has been approved by SASAC.

14.2 Amendments and Rescission

After execution, this Agreement may not be amended or rescinded by any party without prior written consent from the other parties.

14.3 Termination

At any time prior to the consummation of the Closing, this Agreement may be terminated as follows:

(a) by mutual agreement among the parties hereto; or

(b) by the Transferee at its own discretion, without any liability, in case the Transferee is aware of any event that may have an adverse effect on the Subject Interest or the Transferee or any representation, warranty or covenant made by the Transferor has any omission or is misleading, incomplete or accurate.

14.4 No Assignment

Without the written consent of the other parties, any party hereto may not transfer any of its rights or obligations hereunder to any third party.

Article 15  Force Majeure

If any party has been prevented from performing all or part of its obligations provided in this Agreement because of an event of Force Majeure, including earthquake, typhoon, flood, fire, war and any governmental interference, or change of circumstances, it shall promptly notify the other party in writing, and shall provide the other party with details of the event of force majeure or change of circumstances, as well as valid evidence supporting its inability to perform all or part of its obligations hereunder or the reasons for the extension of the term for performance within seven (7) days following the occurrence of such event. The parties shall negotiate to terminate this Agreement, partially release or extend the term of the performance of the affected obligations as necessary, based on the extent of the effect of such event on the performance of this Agreement.

Article 16  Notices

16.1 Notices given hereunder shall be in writing and sent by facsimile, email, personal delivery or mail. Any such notice shall be sent to the addressee at the following address, and shall contain sufficient statements and/or details indicating that it relates to the subject matters of this Agreement.

The contact information of the parties hereto is as follows:

The Transferor:

China National United Oil Corporation

Address:	27 Chengfang Street, Xicheng District, Beijing
Attention:	Qidi Teng
Tel:	010-66227221
Fax:	010-66227208

Transferee:

PetroChina Company Limited

Address:	9 Dongzhimen North Street, Dongcheng District, Beijing
Attention:	Jiandong Chao
Tel:	010-59984551
Fax:	010-62094567

16.2 Each notice given by facsimile, email or personal delivery shall be deemed to have been duly delivered on the date such notice is sent out, unless the addressee furnish proof to the contrary evidencing that it has not received such notice as a matter of fact.

16.3 Each notice given by mail shall be deemed to have been duly delivered three (3) business days after such notice is delivered to postal services, unless the addressee furnish the proof to the contrary evidencing that it has not received such notice as a matter of fact.

16.4 In case any party hereto intends to change its contact person or any other contact information, such party shall notify the other party in writing seven (7) business days prior to such change.

Article 17  Governing Law and Dispute Resolution

17.1 The formation, validity, performance, interpretation and enforceability as well as any and all issues in connection with this Agreement shall be governed by the laws of the PRC.

17.2 Any dispute arising from, out of or in connection with this Agreement shall be settled through friendly consultations among the parties.

Article 18  Miscellaneous

18.1 Maintenance of Normal Operation and Management

From the date hereof to the Closing Date, the parties hereto agree to maintain the normal operation and management of the Target Company. The Transferor guarantees that the Target Company will not make any material change or conduct any substantial disposal with respect to its human resources or assets, nor will it make any change or conduct any disposal with respect to the Subject Interest or the human resources relating thereto in a way contrary to the purpose of this Agreement. In the event of any material changes to the Target Company other than in the ordinary course of its business, the Transferor shall forthwith notify the Transferee in writing of such changes.

18.2 Decision-making and Delivery of Operation and Management

As from the Closing Date, the Transferee shall have the right to nominate candidates for members of the board of directors and the board of supervisors of the Target Company, and to participate in the decision-making, operation and management of the Target Company. The Transferor shall do its best endeavors to provide any and all assistance and deliver the relevant materials and documents in its possession to the Transferee.

18.3 Disposal of Creditor’s Rights and Debts

Following the consummation of the Transfer, all the creditor’s rights, debts and other contingent liabilities of the Target Company shall continue to be enjoyed and assumed by the Target Company.

This Agreement shall be executed in nine (9) counterparts, with two for each party and the remainder for standby purposes. All such counterparts shall have equal legal force.

[End of text]

(Signature page of the Equity Transfer Agreement by and between China National United Oil Corporation and PetroChina Company Limited)

The Transferor:

China National United Oil Corporation

Legal Representatives or Authorized Representative:  /s/

The Transferee:

PetroChina Company Limited (affixed with the company seal)

Legal Representatives or Authorized Representative:  /s/